ENERGY TRANSFER REPORTS FIRST QUARTER 2026 RESULTS
AND UPDATES 2026 FINANCIAL GUIDANCE
Dallas – May 5, 2026 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended March 31, 2026.
Energy Transfer reported net income attributable to partners for the three months ended March 31, 2026 of $1.25 billion compared to $1.32 billion for the three months ended March 31, 2025. For the three months ended March 31, 2026, net income per common unit (basic) was $0.35.
Adjusted EBITDA for the three months ended March 31, 2026 was $4.94 billion compared to $4.10 billion for the three months ended March 31, 2025, an increase of 20%.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2026 was $2.70 billion compared to $2.31 billion for the three months ended March 31, 2025.
The Partnership now expects its Adjusted EBITDA guidance for the full year of 2026 to range between $18.2 billion and $18.6 billion, compared to the previous range of between $17.45 billion and $17.85 billion. The Partnership expects to invest $5.5 billion to $5.9 billion in growth capital for 2026.
Growth capital expenditures in the first quarter of 2026 were $1.53 billion; maintenance capital expenditures were $175 million.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the first quarter of 2026 compared to the first quarter of 2025.
◦NGL and refined products terminal volumes were up 19%, setting a new Partnership record.
◦NGL exports were up 19%, setting a new Partnership record.
◦NGL transportation volumes were up 12%.
◦NGL fractionation volumes were up 11%, setting a new Partnership record.
◦Crude oil transportation volumes were up 8%, setting a new Partnership record.
◦Midstream gathered volumes were up 6%, setting a new Partnership record.
•In the first quarter, the Partnership’s Gateway NGL Pipeline debottlenecking project was placed into service, providing increased deliveries of Delaware Basin volumes to Energy Transfer’s NGL fractionation complex at Mont Belvieu.
•Construction is also underway on a new 3 million barrel ethane storage cavern at Energy Transfer’s NGL fractionation complex at Mont Belvieu. The cavern, which is expected in service in second half of 2027, will support Energy Transfer’s ninth fractionator at Mont Belvieu, as well as future ethane export expansions.
•The Partnership has now added connections to serve four new power plant loads in Oklahoma which will deliver approximately 300 MMcf/d of new gas supply. The first of these connections is now in service, with two more expected to be in service in the third quarter of this year, and the remaining connection expected to be in service in the fourth quarter of 2028.
•The Partnership’s 275 MMcf/d Mustang Draw I processing plant is currently being commissioned and is expected to be in full service in June 2026.
Strategic Highlights
•In February, Florida Gas Transmission (“FGT”), an Energy Transfer operated joint venture, completed Open Seasons on two new projects that are supported by 15- to 25-year agreements with anchor shippers. The FGT Phase IX project includes approximately 90 miles of pipeline looping and compression facilities with an expected capacity of approximately 525 MMcf/d. Subject to conditions precedent and reaching FID, the FGT South Florida project is an approximately 40-mile pipeline extension with an expected capacity of approximately 230 MMcf/d, along with compression and a new meter station.

•In March, Transwestern Pipeline initiated the FERC pre-filing process for its Desert Southwest expansion project, as previously scheduled, and expects to file the formal certificate application with FERC in the fourth quarter of this year. In April, as part of its stakeholder engagement program, Energy Transfer hosted 15 open houses in communities along the proposed pipeline route throughout Texas, New Mexico and Arizona.
•Energy Transfer has recently entered into agreements to provide long-term, firm natural gas transportation services through its Texas intrastate system to support the Nexus Hubbard Campus, located in central Texas, where Nexus is constructing a behind-the-meter AI hyperscale campus powered by on-site natural gas generation.
•Energy Transfer recently approved the construction of the new Springerville Lateral Project, an approximately 120-mile, 30-inch pipeline with a capacity of approximately 625 MMcf/d that will extend south from ET’s existing Transwestern Pipeline to new natural gas-powered generation that is expected to replace two coal-fired plants. The project is backed by 20-year agreements and is expected to be in service in the fourth quarter of 2029. Total growth capital is expected to be approximately $600 million.
•At Nederland, Energy Transfer recently extended the majority of its existing ethane export agreements into 2041, adding 10 years to the current contracts.
•Energy Transfer recently approved an expansion of its Bayou Bridge joint venture pipeline, which is expected to increase capacity of the pipeline to approximately 600,000 Bbls/d, depending on destination and product mix. The expansion is underpinned by a 10-year term extension and volume increase from a demand-pull customer and is expected to be in service in the first quarter of 2027.
Financial Highlights
•In April 2026, Energy Transfer announced a quarterly cash distribution of $0.3375 per common unit ($1.35 annualized) for the quarter ended March 31, 2026, which is an increase of more than 3% compared to the first quarter of 2025.
•In January 2026, the Partnership completed a $3.00 billion senior notes offering consisting of $1.00 billion of 4.55% senior notes due 2031, $1.00 billion of 5.35% senior notes due 2036, and $1.00 billion of 6.30% senior notes due 2056. The net proceeds of the transaction were used to refinance existing indebtedness.
•As of March 31, 2026, the Partnership’s revolving credit facility had an aggregate $3.45 billion of available borrowing capacity.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single business segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2026. In addition, Energy Transfer generates approximately 40% of its Adjusted EBITDA from natural gas-related assets. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 8:00 a.m. Central Time/9:00 a.m. Eastern Time on Tuesday, May 5, 2026 to discuss its first quarter 2026 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns the general partner interests, the incentive distribution rights and approximately 28 million common units (representing 15% of the aggregate outstanding common units and Class D units) of Sunoco LP (NYSE: SUN), the managing member interests in SunocoCorp LLC (NYSE: SUNC), and the general partner interests and approximately 46 million common units (representing 32% of the outstanding common units) of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements SUN's fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000

Sunoco and partner-branded locations, as well as independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
SunocoCorp LLC (NYSE: SUNC) is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP. For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Investor Relations:	Media Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795	Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets	$22,263	$18,233

Property, plant and equipment, net	104,042	102,142

Investments in unconsolidated affiliates	3,646	3,589
Lease right-of-use assets, net	1,943	1,841
Other non-current assets, net	2,689	2,591
Intangible assets, net	7,294	7,438
Goodwill	5,605	5,452
Total assets	$147,482	$141,286
LIABILITIES AND EQUITY
Current liabilities	$19,043	$14,955

Long-term debt, less current maturities	69,317	68,308
Non-current operating lease liabilities	1,569	1,515
Deferred income taxes	5,591	5,307
Other non-current liabilities	1,973	1,941

Commitments and contingencies
Redeemable noncontrolling interests	252	250

Equity:
Limited Partners:
Preferred Unitholders	3,388	3,356
Common Unitholders	31,004	30,930
General Partner	(2)	(2)
Accumulated other comprehensive income	72	82
Total partners’ capital	34,462	34,366
Noncontrolling interests	15,275	14,644
Total equity	49,737	49,010
Total liabilities and equity	$147,482	$141,286

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
REVENUES	$27,771	$21,020
COSTS AND EXPENSES:
Cost of products sold	21,149	15,571
Operating expenses	1,695	1,299
Depreciation, depletion and amortization	1,583	1,367
Selling, general and administrative	361	288
Impairment loss	—	4
Total costs and expenses	24,788	18,529
OPERATING INCOME	2,983	2,491
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(947)	(809)
Equity in earnings of unconsolidated affiliates	110	92
Losses on extinguishments of debt	(7)	(2)
Other, net	(28)	(11)
INCOME BEFORE INCOME TAX EXPENSE	2,111	1,761
Income tax expense	135	41
NET INCOME	1,976	1,720
Less: Net income attributable to noncontrolling interests	715	384
Less: Net income attributable to redeemable noncontrolling interests	7	13
NET INCOME ATTRIBUTABLE TO PARTNERS	1,254	1,323
General Partner’s interest in net income	1	1
Preferred Unitholders’ interest in net income	59	67
Common Unitholders’ interest in net income	$1,194	$1,255
NET INCOME PER COMMON UNIT:
Basic	$0.35	$0.37
Diluted	$0.35	$0.36
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,440.6	3,431.4
Diluted	3,457.4	3,452.9

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,976	$1,720
Depreciation, depletion and amortization	1,583	1,367
Interest expense, net of interest capitalized	947	809
Income tax expense	135	41
Impairment loss	—	4
Non-cash compensation expense	42	37
Unrealized losses on commodity risk management activities	536	69
Inventory valuation adjustments (Sunoco LP)	(444)	(61)
Losses on extinguishments of debt	7	2
Adjusted EBITDA related to unconsolidated affiliates	196	167
Equity in earnings of unconsolidated affiliates	(110)	(92)
Other, net	69	35
Adjusted EBITDA (consolidated)	4,937	4,098
Adjusted EBITDA related to unconsolidated affiliates(b)	(196)	(167)
Distributable cash flow from unconsolidated affiliates(b)	135	111
Interest expense, net of interest capitalized	(947)	(809)
Preferred unitholders’ distributions (c)	(88)	(72)
Current income tax expense	(43)	(57)
Maintenance capital expenditures	(277)	(202)
Other, net	26	22
Distributable Cash Flow (consolidated)	3,547	2,924
Distributable Cash Flow attributable to Sunoco LP and SunocoCorp (d)	(526)	(310)
Distributions from Sunoco LP	99	64
Distributable Cash Flow attributable to USAC (100%)	(131)	(89)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(309)	(308)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,704	2,305
Transaction-related adjustments	—	2
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,704	$2,307
Distributions to partners:
Limited Partners	$1,161	$1,124
General Partner	1	1
Total distributions to be paid to partners	$1,162	$1,125
Common Units outstanding – end of period	3,441.1	3,431.7
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, certain foreign currency transaction gains and losses and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian and J.C. Nolan joint ventures, which amounts are eliminated in the Energy Transfer consolidation.

(c)For the three months ended March 31, 2026, preferred unitholders’ distributions include $30 million of distributions on Sunoco LP’s Series A preferred units, which were issued in September 2025.
(d)Beginning with the three months ended December 31, 2025, this amount includes the distributable cash flow of Sunoco LP and SunocoCorp, eliminating the distributable cash flow of Sunoco LP that is attributable to SunocoCorp.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Segment Adjusted EBITDA:
Intrastate transportation and storage	$437	$344
Interstate transportation and storage	519	512
Midstream	887	925
NGL and refined products transportation and services	1,163	978
Crude oil transportation and services	869	742
Investment in Sunoco LP	858	458
Investment in USAC	188	150
All other	16	(11)
Adjusted EBITDA (consolidated)	$4,937	$4,098
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2026	2025
Natural gas transported (BBtu/d)	13,782	14,220
Withdrawals from storage natural gas inventory (BBtu)	19,678	8,225
Revenues	$1,156	$1,294
Cost of products sold	710	964
Segment margin	446	330
Unrealized losses on commodity risk management activities	63	76
Operating expenses, excluding non-cash compensation expense	(65)	(57)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(14)
Adjusted EBITDA related to unconsolidated affiliates	5	6
Other	1	3
Segment Adjusted EBITDA	$437	$344
Transported volumes of gas on our Texas intrastate pipelines decreased primarily due to lower third-party utilization of firm capacity. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impact of the following:
•an increase of $54 million in realized natural gas sales and other primarily due to wider basis differentials;
•an increase of $41 million in storage margin due to favorable impacts from increased price volatility;
•an increase of $6 million in transportation fees primarily due to higher reservation revenues on long-term third-party contracts; and
•an increase of $2 million in retained fuel margin due to favorable gas pricing; partially offset by
•an increase of $8 million in operating expenses primarily due to a $3 million increase in corporate allocations, a $2 million increase in maintenance, and a $1 million increase in employee costs.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2026	2025
Natural gas transported (BBtu/d)	18,120	18,204
Natural gas sold (BBtu/d)	48	33
Revenues	$634	$621
Cost of products sold	3	2
Segment margin	631	619
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(215)	(189)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(30)	(37)
Adjusted EBITDA related to unconsolidated affiliates	133	119
Segment Adjusted EBITDA	$519	$512
Transported volumes decreased primarily due to lower utilization on several of our interstate pipeline systems due to lower demand.

Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impact of the following:
•an increase of $12 million in segment margin primarily due to a $23 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes at higher rates, partially offset by a $6 million decrease in storage and parking revenue, and a $3 million decrease in operational gas sales;
•a decrease of $7 million in selling, general and administration expenses primarily due to a $3 million decrease related to corporate allocations and an aggregate $5 million decrease in insurance expense, professional fees and excise taxes; and
•an increase of $14 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a $7 million increase from our Citrus joint venture, a $5 million increase from our Midcontinent Express Pipeline joint venture and a $2 million increase from our Southeast Supply Header joint venture; partially offset by
•an increase of $26 million in operating expenses primarily due to a $10 million increase in transportation expense, a $5 million environmental claim settlement and an aggregate $10 million increase in various other items, including maintenance projects and employee costs.
Midstream

	Three Months Ended March 31,
	2026	2025
Gathered volumes (BBtu/d)	21,680	20,411
NGLs produced (MBbls/d)	1,155	1,090
Equity NGLs (MBbls/d)	64	60
Revenues	$3,044	$3,656
Cost of products sold	1,674	2,260
Segment margin	1,370	1,396
Operating expenses, excluding non-cash compensation expense	(446)	(421)
Selling, general and administrative expenses, excluding non-cash compensation expense	(54)	(56)
Adjusted EBITDA related to unconsolidated affiliates	5	5
Other	12	1
Segment Adjusted EBITDA	$887	$925
Gathered volumes increased from dry gas gathering in the Northeast and Ark-La-Tex regions as well as increased processing volumes from new and upgraded plants in the Permian region. NGL production increased primarily due to increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impact of the following:
•a decrease of $26 million in segment margin primarily due to a $160 million decrease attributable to the non-recurring recognition of certain amounts associated with Winter Storm Uri in the prior period and a $25 million decrease due to lower NGL prices of $22 million and lower natural gas prices of $3 million, partially offset by an $85 million increase due to higher gathered and processed volumes across most regions, a $39 million increase due to an intercompany imbalance that is completely offset within our NGL and Refined Products Transportation and Services segment, and a $14 million increase due to reduced third party NGL Transportation and Fractionation costs from our Oklahoma processing facilities; and
•an increase of $25 million in operating expenses primarily due to a $15 million increase in employee costs and a $10 million increase in Permian equipment rentals, partially offset by a $7 million decrease in Permian maintenance and repairs; partially offset by
•an increase of $11 million in other income due to the recognition of proceeds from a business interruption claim; and
•a decrease of $2 million in selling, general, and administrative expenses primarily due to lower corporate allocations.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2026	2025
NGL transportation volumes (MBbls/d)	2,428	2,169
Refined products transportation volumes (MBbls/d)	587	574
NGL and refined products terminal volumes (MBbls/d)	1,725	1,453
NGL fractionation volumes (MBbls/d)	1,206	1,089
Revenues	$6,673	$6,909
Cost of products sold	5,484	5,641
Segment margin	1,189	1,268
Unrealized (gains) losses on commodity risk management activities	288	(26)
Operating expenses, excluding non-cash compensation expense	(298)	(247)
Selling, general and administrative expenses, excluding non-cash compensation expense	(48)	(48)
Adjusted EBITDA related to unconsolidated affiliates	31	31
Other	1	—
Segment Adjusted EBITDA	$1,163	$978
NGL transportation, fractionation, and terminal throughput volumes increased due to higher volumes from the Permian region, as well as increased NGL exports.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impact of the following:
•an increase of $141 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to the realization of $65 million in hedge-related gains during the first quarter of 2026 which offset losses realized during the fourth quarter of 2025. We also realized an increase of $51 million from higher premiums from the sale of propane and butane for export and for domestic supply, and a $26 million increase due to a negative inventory valuation adjustment in the prior period;
•an increase of $60 million in fractionators and refinery services margin primarily due to higher throughput;
•an increase of $27 million in terminal services margin primarily due to a $17 million increase in fees from loading volumes for export at our Nederland and Marcus Hook terminals and a $9 million increase from higher throughput and storage at our refined product terminals; and
•an increase of $8 million in storage margin primarily due to an increase in fees generated from export volumes, as well as increases related to blending activity due to a more favorable pricing environment; partially offset by
•a decrease of $1 million in transportation margin due to a $39 million intercompany imbalance that is completely offset within our Midstream segment, partially offset by a $38 million increase related to higher throughput; and
•an increase of $51 million in operating expenses primarily due to a $28 million increase in costs driven by higher volumes across our system, a $9 million in one-time investigation and remediation costs, a $5 million increase in employee costs, and increases totaling $7 million from various other operating expenses.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2026	2025
Crude oil transportation volumes (MBbls/d)	7,289	6,719
Crude oil terminal volumes (MBbls/d)	3,329	3,325
Revenues	$7,758	$6,208
Cost of products sold	6,792	5,214
Segment margin	966	994
Unrealized losses on commodity risk management activities	118	—
Operating expenses, excluding non-cash compensation expense	(223)	(213)
Selling, general and administrative expenses, excluding non-cash compensation expense	(1)	(44)
Adjusted EBITDA related to unconsolidated affiliates	9	6
Other	—	(1)
Segment Adjusted EBITDA	$869	$742
Crude oil transportation volumes were higher due to continued growth on our Texas pipeline system, our gathering systems, and from the ET-S Permian joint venture with Sunoco LP, partially offset by lower volumes on our Bakken Pipeline.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impact of the following:
•an increase of $90 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $60 million increase related to favorable impacts to our crude inventory from rising crude prices which we anticipate will be fully offset with hedge losses in future periods, a $43 million increase in our Bakken Pipeline system due to a one-time deficiency payment recognition, a $24 million increase in our Permian gathering systems from higher volumes, and a $9 million increase in revenue from our Bakken gathering systems due to higher volumes, partially offset by a $30 million decrease from lower tariff revenues on our Bakken Pipeline system;
•a decrease of $43 million in general and administrative expenses due to an adjustment to the accrual for a litigation related contingency; and
•an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates due to higher volumes on our joint venture pipelines; partially offset by
•an increase of $10 million in operating expenses primarily due to an increase in volume-related expenses.

Investment in Sunoco LP

	Three Months Ended March 31,
	2026	2025
Revenues	$10,690	$5,179
Cost of products sold	9,001	4,526
Segment margin	1,689	653
Unrealized (gains) losses on commodity risk management activities	56	(1)
Operating expenses, excluding non-cash compensation expense	(381)	(158)
Selling, general and administrative expenses, excluding non-cash compensation expense	(151)	(36)
Adjusted EBITDA related to unconsolidated affiliates	69	50
Inventory fair value adjustments	(444)	(61)
Other, net	20	11
Segment Adjusted EBITDA	$858	$458
The investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP increased primarily due to the net impact of the following:
•an increase of $710 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to the Parkland, TanQuid and other acquisitions, as well as a $102 million favorable impact from a one-time gain on sale of inventory in the current period; and
•an increase of $19 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to the Parkland acquisition and ET-S Permian joint venture; partially offset by
•an increase of $223 million in operating expenses primarily due to increased costs resulting from the Parkland and TanQuid acquisitions; and
•an increase of $115 million in selling, general and administrative expenses primarily due to increased costs resulting from Parkland and TanQuid operations, along with one-time transaction-related expenses associated with the Parkland acquisition.
Investment in USAC

	Three Months Ended March 31,
	2026	2025
Revenues	$331	$245
Cost of products sold	29	38
Segment margin	302	207
Operating expenses, excluding non-cash compensation expense	(89)	(43)
Selling, general and administrative expenses, excluding non-cash compensation expense	(33)	(14)
Other	8	—
Segment Adjusted EBITDA	$188	$150
The investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impact of the following:
•an increase of $95 million in segment margin primarily due to a $74 million increase from the J-W Power Acquisition and a $21 million increase from USAC’s legacy business; partially offset by
•an increase of $65 million in operating expense and selling, general, and administrative expense primarily related to the J-W Power Acquisition, as well as increased expenses in outside services and professional fees.

All Other

	Three Months Ended March 31,
	2026	2025
Revenues	$1,054	$995
Cost of products sold	994	995
Segment margin	60	—
Unrealized gains on commodity risk management activities	11	20
Operating expenses, excluding non-cash compensation expense	(7)	(1)
Selling, general and administrative expenses, excluding non-cash compensation expense	(4)	(13)
Adjusted EBITDA related to unconsolidated affiliates	1	—
Other and eliminations	(45)	(17)
Segment Adjusted EBITDA	$16	$(11)
Segment Adjusted EBITDA. For the three months ended March 31, 2026 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impact of the following:
•an increase of $36 million in our natural gas marketing business due to increased margins from wider basis differentials; and
•an increase of $5 million in our power-related businesses due to commodity gains related to next-day power trading activities; partially offset by
•a decrease of $5 million from our captive insurance business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2026	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$3,452	April 11, 2029

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2026	2025
Equity in earnings of unconsolidated affiliates:
Citrus	$38	$33
MEP	22	17
White Cliffs	4	3
Explorer	6	7
SESH	16	14
Other	24	18
Total equity in earnings of unconsolidated affiliates	$110	$92

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$86	$79
MEP	31	26
White Cliffs	9	8
Explorer	10	11
SESH	17	15
Other	43	28
Total Adjusted EBITDA related to unconsolidated affiliates	$196	$167

Distributions received from unconsolidated affiliates:
Citrus	$—	$30
MEP	29	26
White Cliffs	9	9
Explorer	7	5
SESH	13	8
Other	20	19
Total distributions received from unconsolidated affiliates	$78	$97

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended March 31,
	2026	2025
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$596	$607
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	290	297

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$585	$587
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	276	279
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.